Item 77E            Legal Proceedings


The   Investment   manager,  certain  affiliates   of   the
Investment Manager and certain investment companies advised
by  the Investment Manager or its affiliates, including the
Registrant, are named as defendants in a number of recently
filed,  similar class action complaints.  These  complaints
generally allege that defendants, including the Registrant,
violated   their   statutory  disclosure  obligations   and
fiduciary duties by failing properly to disclose  (i)  that
the  Investment  manager  and  certain  affiliates  of  the
Investment manager allegedly offered economic incentives to
brokers  and others to steer investors to the funds advised
by  the  Investment Manager or its affiliates  rather  than
funds  managed by other companies, and (ii) that the  funds
advised  by  the  Investment  Manager  or  its  affiliates,
including   the   Registrant,  allegedly   paid   excessive
commissions to brokers in return for their alleged  efforts
to  steer  investors to these funds.  The complaints  seek,
among   other  things,  unspecified  compensatory  damages,
rescessionary damages, fees and costs.  The defendants have
moved to dismiss these actions and otherwise vigorously  to
defend  them.  While the Registrant believes  that  is  has
meritorious defenses, the ultimate outcome of these matters
is  not  presently determinable at this early stage of  the
litigation,  and  no  provision  has  been  made   in   the
Registrant's financial statements for the effect, if any, of these matters.